Exhibit 99.1

TUCOWS REPORTS THIRTEENTH CONSECUTIVE QUARTER OF PROFITABILITY AND
SIXTEENTH CONSECUTIVE QUARTER OF POSITIVE CASH FLOW FROM OPERATIONS

- Third Quarter Results Reflect Continued Momentum in Business -

TORONTO - November 8, 2005 - Tucows Inc. (AMEX : TCX, TSC : TC) today reported continued strong results for the third quarter of fiscal 2005, ended September 30, 2005.

Highlights for the third quarter included:
•	A 7% year-over-year increase in net revenue to a record $12.1 million (excluding the impact of the one-time accounting transaction in the third quarter of fiscal 2004)
•	Income from operations of $0.7 million;
•	Net income of $0.8 million, the Company’s thirteenth consecutive quarter of profitability;
•	Cash flow from operations of $0.8 million, the Company’s sixteenth consecutive quarter of positive cash flow from operations;
•	A 15% year-over-year increase in deferred revenue to a record $37.3 million.

“Our strong third quarter performance in our first quarter of operation on the AMEX and TSX exchanges continues our history of profitability, cash generation and growth. As always, this is driven by our position as the preferred supplier to web hosting companies and Internet service providers,” said Elliot Noss, President and Chief Executive Officer. “As we move forward, we are firmly focused on growing the contribution from services like blogware and messaging to both revenue and gross margin. At the same time, we are continuing to pursue growth in our core domain business.”

Summary Financial Results
(Numbers in Thousands, Except Per Share Data)

	Three Months Ended Sept. 30, 2005	Three Months Ended Sept. 30, 2004*	Nine Months Ended Sept. 30, 2005	Nine Months Ended Sept. 30, 2004
Net Revenue	12,055	12,381	35,859	33,195
Income from Operations	665	614	1,290	1,349
Net Income	788	821	1,739	1,635
Net Income/Share - basic	0.01	0.01	0.03	0.02
Net Income/Share - fully diluted	0.01	0.01	0.02	0.02
Cash Flow from Operations	792	1,127	2,922	3,090

* includes the recognition of deferred domain name revenue of approximately $1.1 million that was recognized as a result of one of our resellers becoming an accredited registrar and transferring all of its domain names from our tag to its own tag with the result that Tucows was no longer accountable for those transactions. Included in cost of revenue is $0.8 million previously deferred against these names in prepaid domain name registry fees.

Net revenue for the third quarter of fiscal 2005 was $12.1 million compared with $12.4 million for the third quarter of fiscal 2004. Revenue for the third quarter of fiscal 2004 includes the recognition of deferred domain name revenue of approximately $1.1 million that was recognized as a result of one of our resellers becoming an accredited registrar and transferring all of its domain names from our tag to its own tag with the result that Tucows was no longer accountable for those transactions. Excluding this amount, revenue for the third quarter of fiscal 2005 increased 7% from the corresponding quarter of last year. The increase was the result of a higher number of domain transactions as well as higher revenue from ancillary services. The increase was partially offset by lower revenue from domain names and lower revenue from our content business due to the short-term impact of the relaunch of our web site.

Income from operations for the third quarter of fiscal 2005 increased to $0.7 million compared with $0.6 million for the corresponding quarter of last year. Income from operations for the third quarter of fiscal 2005 included an increase in the gain on foreign exchange of $140,000 compared with the third quarter of fiscal 2004. Net income for the third quarter of fiscal 2005 was $0.8 million, or $0.01 per share, compared with $0.8 million, or $0.01 per share, for the third quarter of fiscal 2004.

Deferred revenue at the end of the third quarter of fiscal 2005 was $37.3 million, an increase of 15% from $32.5 million at the end of the third quarter of fiscal 2004 and an increase of 2% from $36.6 million at the end of the second quarter of fiscal 2005.

Cash, short-term investments and restricted cash at the end of the third quarter of fiscal 2005 was $18.4 million compared to $13.3 million at the end of the third quarter of fiscal 2004 and $15.8 million at the end of the second quarter of fiscal 2005. The increase compared to the second quarter of fiscal 2005 is the result of proceeds of $1.6 million generated by the equity financing completed in August, as well as positive cash flow from operations for the third quarter of this year of $0.8 million.

Conference Call

Tucows will host a conference call today, Tuesday, November 8, 2005, at 5:00 p.m. (ET) to discuss the company's third quarter fiscal 2005 results. To access the conference call via the Internet go to www.tucowsinc.com, and click on "Investor Relations."

For those unable to join the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 1-800-408-3053 or 416-695-5800 and enter the pass code 3166193 followed by the pound key. The telephone replay will be available until Tuesday, November 15, 2005, at midnight. To access the archived conference call via the Internet, go to www.tucowsinc.com and click on "Investor Relations."

About Tucows

Tucows Inc. provides Internet services and downloadable software through a global distribution network of more than 6,000 service providers. These service providers primarily consist of web hosting companies, Internet service providers and providers of other services over the Internet. Tucows' services include domain registration services, digital certificates, billing, provisioning and customer care software solutions, email and anti-spam services, Blogware and website building tools. Tucows is an accredited registrar with the Internet Corporation for Assigned names and Numbers, or ICANN, and generates revenue primarily through the provision of domain registration and other Internet services to service providers who offer such services to their own customers in a process known as wholesale distribution.

For more information, please visit: www.tucowsinc.com

Contact:
Hilda Kelly
Investor Relations
Tucows Inc.
416-538-5493
ir@tucows.com

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Tucows Inc.
Consolidated Balance Sheets
(Dollar amounts in U.S. dollars)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$10,315,332	$13,914,988
Short-term investments	7,771,453	-
Restricted cash (note 1)	300,000	460,398
Interest receivable	115,739	-
Accounts receivable	1,362,887	1,111,082
Prepaid expenses and deposits	1,687,766	2,156,702
Prepaid domain name registry and ancillary services fees, current portion	18,001,418	15,601,786
Deferred tax asset, current portion	1,000,000	1,000,000
Total current assets	40,554,595	34,244,956
Prepaid domain name registry and ancillary services fees, long-term portion	7,445,536	6,471,916
Property and equipment	1,412,753	1,017,237
Deferred tax asset, long-term portion	2,000,000	2,000,000
Intangible assets	1,065,120	1,242,240
Goodwill	1,951,067	964,467
Investment	353,737	353,737
Cash held in escrow	619,082	1,009,650
Total assets	$55,401,890	$47,304,203
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,715,409	$1,483,543
Accrued liabilities	1,743,843	2,688,738
Customer deposits	2,169,890	2,247,262
Deferred revenue, current portion	26,561,381	23,648,381
Accreditation fees payable, current portion	366,143	144,483
Total current liabilities	32,556,666	30,212,407
Deferred revenue, long-term portion	10,758,080	9,602,599
Accreditation fees payable, long-term portion	78,212	31,816
Stockholders' equity:
Preferred stock - no par value, 1,250,000 shares authorized; none issued and outstanding	-	-
Common stock - no par value, 250,000,000 shares authorized; 71,840,267 shares issued and outstanding at September 30, 2005 and 66,817,250 shares issued and outstanding at December 31, 2004	12,354,168	9,541,277
Additional paid-in capital	50,061,866	50,061,866
Deficit	(50,407,102)	(52,145,762)
Total stockholders' equity	12,008,932	7,457,381
Total liabilities and stockholders' equity	$55,401,890	$47,304,203

Note 1:
The restricted cash of $300,000 represents margin security against a series of forward exchange contracts.

Tucows Inc.
Consolidated Statements of Operations
(Dollar amounts in U.S. dollars)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net revenues	$12,054,796	$12,381,326	$35,858,640	$33,195,200
Cost of revenues	7,676,713	7,654,475	22,484,530	20,658,200
Gross profit	4,378,083	4,726,851	13,374,110	12,537,000
Operating expenses:
Sales and marketing (*)	1,150,674	1,370,932	3,669,185	3,716,192
Technical operations and development	1,468,624	1,107,590	4,147,467	3,259,882
General and administrative (*)	820,860	1,388,421	3,358,347	3,295,996
Depreciation of property and equipment	213,422	187,158	732,165	817,475
Amortization of intangible assets	59,040	59,040	177,120	98,720
Total operating expenses	3,712,620	4,113,141	12,084,284	11,188,265
Income from operations	665,463	613,710	1,289,826	1,348,735
Other income:
Interest income, net	122,755	56,549	296,859	136,285
Total other income	122,755	56,549	296,859	136,285
Income before provision for income taxes	788,218	670,259	1,586,685	1,485,020
Provision for (recovery of) income taxes	-	(150,432)	(151,975)	(150,432)
Net income for the period	$788,218	$820,691	$1,738,660	$1,635,452
Basic earnings per common share	$0.01	$0.01	$0.03	$0.02
Shares used in computing basic earnings per common share	69,602,723	66,800,369	68,126,691	65,831,258
Diluted earnings per common share	$0.01	$0.01	$0.02	$0.02
Shares used in computing diluted earnings per common share	73,145,627	68,458,596	72,243,523	68,099,907
(*) Stock-based compensation has been included in operating expenses as follows:
Sales and marketing	$-	$-	$-	$16,834
General and administrative	$-	$-	$-	$3,759

Tucows Inc.
Consolidated Statements of Cash Flows
(Dollar amounts in U.S. dollars)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Cash provided by (used in):
Operating activities:
Net income for the period	$788,218	$820,691	$1,738,660	$1,635,362
Items not involving cash:
Depreciation of property and equipment	213,422	187,158	732,165	817,475
Amortization of intangible assets	59,040	59,040	177,120	98,720
Unrealized change in the fair value of forward contracts	(290,177)	(97,512)	(182,549)	(188,775)
Stock-based compensation	-	-	-	20,593
Change in non-cash operating working capital:
Interest receivable	(115,739)	-	(115,739)	-
Accounts receivable	(91,828)	(382,631)	(251,805)	(456,915)
Prepaid expenses and deposits	240,682	68,578	651,485	179,193
Prepaid domain name registry and ancillary services fees	(535,643)	369,522	(3,373,252)	(2,926,678)
Accounts payable	292,579	61,324	231,866	(287,933)
Accrued liabilities	(269,556)	668,181	(944,895)	445,699
Customer deposits	31,497	(167,189)	(77,372)	(163,589)
Deferred revenue	674,016	(460,375)	4,068,481	3,916,585
Accreditation fees payable	(204,296)	-	268,056	-
Cash provided by operating activities	792,215	1,126,787	2,922,221	3,089,737
Financing activities:
Proceeds received on exercise of stock options	65,177	81,581	251,616	726,050
Net proceeds received on issuance of common stock, net of issue costs	2,024,025	-	1,574,675	-
Cash provided by financing activities	2,089,202	81,581	1,826,291	726,050
Investing activities:
Additions to property and equipment	(301,604)	(143,239)	(1,127,681)	(496,489)
Investment in short-term investments	-	-	(7,771,453)	-
Decrease (increase) in restricted cash - being margin security against forward exchange contracts	(300,000)	148,750	160,398	(80,000)
Acquisition of Boardtown Corporation, net of cash acquired	-	-	-	(2,019,510)
Decrease (increase) in cash held in escrow	(2,320)	-	390,568	(1,000,000)
Cash (used in) provided by investing activities	(603,924)	5,511	(8,348,168)	(3,595,999)
Increase (decrease) in cash and cash equivalents	2,277,493	1,213,879	(3,599,656)	219,788
Cash and cash equivalents, beginning of period	8,037,839	11,918,720	13,914,988	12,912,811
Cash and cash equivalents, end of period	$10,315,332	$13,132,599	$10,315,332	$13,132,599
Supplemental cash flow information:
Interest paid	$-	$113	$300	$166
Supplemental disclosure of non-cash investing and financing activities:
Common stock issued on the acquisition of Boardtown Corporation	$285,238	$-	$986,601	$274,540